Exhibit 5.1

Herbalife Ltd
PO Box 309GT
Ugland House
South Church Street
George Town

14 February 2005

Dear Sirs

Herbalife Ltd. (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission on or about 14 February 2005 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 5,000,000 Common Shares, par value US$0.002 per share of the Company (the “Shares”) for issuance pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company and the Compensation Committee (to whom the Board of Directors have delegated their powers with respect to approval of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder